                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------


                                   FORM 8-K/A
                                 CURRENT REPORT
                               (Amendment No. 1)

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): JULY 31, 1997

                  ---------------------------------------------

                         TRANSCRYPT INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)



          DELAWARE                    0-21681                  47-0801192
(State or other jurisdiction   (Commission File Number)     (I.R.S. Employer
      of incorporation)                                  Identification Number)

                  4800 NW FIRST STREET, LINCOLN, NEBRASKA 68521
              (Address of Principal Executive Offices and Zip Code)


       Registrant's telephone number, including area code: (402) 474-4800

Item 2.  Acquisition or Disposition of Assets.

         On July 31, 1997, Transcrypt International, Inc. ("Transcrypt" or the "Company") consummated the acquisition (the "Acquisition") of all of the outstanding shares of capital stock and certain indebtedness of E.F. Johnson Company, a Minnesota corporation ("EF Johnson"). The Company entered into and consummated the following definitive agreements as of July 31, 1997: (i) a Stock Purchase Agreement by and among EFJ Partners, EF Johnson, William Weksel and the Company (the "Common Stock Purchase Agreement"); (ii) a Preferred Stock Purchase Agreement between NorAm Energy Corp. ("NorAm") and the Company (the "Preferred Stock Purchase Agreement"); (iii) a Series B Preferred Stock and Warrant Purchase Agreement between Securicor Radiocoms Limited ("Securicor") and the Company (the "Series B Preferred Stock Purchase Agreement"); and (iv) a Registration Rights Agreement by and among NorAm, Intek Diversified Corporation ("Intek") (the parent of Securicor) and the Company (the "Registration Rights Agreement"). The Company had previously announced, on June 12, 1997, a letter of intent to acquire EF Johnson dated June 6, 1997, as amended on June 11, 1997 (the "Letter of Intent").

         Pursuant to the Common Stock Purchase Agreement, the Company acquired from EFJ Partners all of the outstanding shares of Common Stock, $.01 par value, of EF Johnson. At the closing, the Company discharged certain indebtedness of EF Johnson, pursuant to the Common Stock Purchase Agreement, representing total cash consideration of $436,000. Pursuant to the Preferred Stock Purchase Agreement, the Company acquired from NorAm all of the outstanding shares of Preferred Stock, $100 par value, of EF Johnson (together with the right to all accrued and unpaid dividends thereon) in exchange for 457,856 newly issued shares of Common Stock, $.01 par value, of the Company issued to NorAm with an approximate market value of $5.5 million. In addition, NorAm agreed to cancel a 9.79% Senior Subordinated Note due July 31, 1997 of EF Johnson with a principal amount of $10,000,000, and any accrued and unpaid interest thereon. Pursuant to the Series B Preferred Stock Purchase Agreement, the Company acquired from Securicor (i) all of the outstanding shares of Series I Class B Preferred Stock, $.01 par value, of EF Johnson (together with the right to all accrued and unpaid dividends thereon) and (ii) a warrant to purchase up to an aggregate of 291,790 shares of Common Stock of EF Johnson for an exercise price equal to the fair market value of such Common Stock on the date the warrant is exercised, all in exchange for 374,609 newly issued shares of Common Stock of the Company issued to Intek with an approximate market value of $4.5 million. In addition, pursuant to the Letter of Intent, the Company had previously delivered letters of credit in the aggregate amount of $2,000,000 to support a surety bond issued by one of EF Johnson's bonding companies and to provide additional collateral under certain indebtedness of EF Johnson.

         The shares of Common Stock of the Company issued to NorAm and Intek were exempt from registration under the Securities Act of 1933 in reliance upon
Section 4(2) of such Act as transactions by an issuer not involving any public offering. Pursuant to the Registration Rights Agreement, the Company granted certain piggyback and demand registration rights to NorAm and Intek with respect to the aggregate 832,465 shares of Common Stock issued to such entities in connection with the Acquisition (the "New Shares"). Under the piggyback registration rights provisions, if the Company proposes to register any of its securities under the Securities Act of 1933 (except for a registration on Forms S-4 or S-8 or involving an issuance related to an exchange offer or offering solely to existing stockholders or employees of the Company), either for its own account or the account of other securityholders, the holders of the New Shares will be entitled to notice of such proposed registration and will be entitled to include their shares therein; provided, however, among other conditions, that the underwriters of such offering will have the right, subject to certain limitations, to limit the number of such shares included in any such registration. Such piggyback registration rights are effective immediately as to 416,232 of the New Shares and are effective as to the remaining 416,233 of the New Shares beginning 180 days after the date of effectiveness of the Registration Rights Agreement, or January 27, 1998. In addition, the holders of at least 66 2/3% of the New Shares will be entitled to one demand registration by the Company beginning 180 days after the date of effectiveness of the Registration Rights Agreement, subject to, among other things, the right of the Company, under certain conditions, to defer such registration. The holders of the New Shares have also agreed not to dispose of any of the New Shares for a period of 180 days after the date of effectiveness of the Registration Rights Agreement, except pursuant to a sale in connection with the aforementioned registration rights.

         The cash consideration used by the Company in the Acquisition was obtained from the proceeds of the Company's initial public offering in January 1997. Other than as described above, at the time of the Acquisition there were no material relationships between any of the stockholders of EF Johnson and the Company, any of the Company's affiliates, any director or officer of the Company or any associate of any such director or officer. The Acquisition will be accounted for under the purchase method of accounting.

         EF Johnson develops and manufactures wireless communications products and systems for the land mobile radio market. The Company intends to continue operating the business of EF Johnson and has announced a restructuring program for EF Johnson, including a 25% reduction in EF Johnson's workforce, the phase-out of low margin products and services, the consolidation of EF Johnson's corporate headquarters with that of the Company, the elimination of duplicative sales, marketing and personnel expenses with the Company and the implementation of cash management policies and expense controls consistent with the Company's standards.

         The foregoing descriptions of the terms of Common Stock Purchase Agreement, Preferred Stock Purchase Agreement, Series B Preferred Stock Purchase Agreement and Registration Rights Agreement do not purport to be complete statements of the parties' rights and obligations thereunder, and are qualified in their entirety by reference to the definitive agreements, copies of which are attached as exhibits hereto and the contents of which are incorporated herein by reference. Certain additional matters relating to the proposed transaction are more fully described in the Company's press releases dated July 31, 1997 and August 6, 1997, which are attached as exhibits hereto and the contents of which are also hereby incorporated herein by reference.

         Statements made in this report may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and as such, may involve risks and uncertainties. These forward-looking statements relate to, among other things, forecasts and projections regarding the anticipated benefits of the restructuring and the future performance of the Company and its EF Johnson subsidiary, expectations of the business environment in which the Company operates, perceived opportunities in the market and statements regarding the Company's mission and vision. The Company's actual results, performance and achievements may differ materially from the results, performance and achievements expressed or implied in such forward-looking statements and from historical results. Some of the risks and uncertainties that might cause such a difference include: the timing of the full implementation of the Company's restructuring program for EF Johnson, the effects of the restructuring program on the customers, vendors and employees of the Company and EF Johnson, business conditions generally, the state of the overall economy, development of the markets for the Company's products, including the domestic digital land mobile radio market, availability of third-party compatible products, other competitive factors, and the risks and uncertainties discussed in the Company's reports filed with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Prospectus dated January 22, 1997 and under the caption "Item 1. Business -- Summary of Business Considerations and Certain Factors that may Affect Future Results of Operations and/or Stock Price" contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)      Financial statements of business acquired.

Index to Financial Statements
-----------------------------
                                                                         Page
                                                                         ----
Report of Independent Accountants......................................   F-1
Consolidated Balance Sheets as of December 31, 1996 and 1995...........   F-2
Consolidated Statements of Operations for the Years Ended
  December 31, 1996, 1995 and 1994.....................................   F-3
Consolidated Statements of Shareholders' Equity (Deficit) for the
  Years Ended December 31, 1996, 1995 and 1994.........................   F-4
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1995 and 1994.....................................   F-5
Notes to Consolidated Financial Statements.............................   F-6

Condensed Consolidated Balance Sheet as of June 29, 1997 (unaudited)... F-18 Condensed Consolidated Statements of Operations for the Six Months
  Ended June 29, 1997 (unaudited)......................................  F-19
Condensed Consolidated Statements of Cash Flows for the Six Months
  Ended June 29, 1997 (unaudited)......................................  F-20
Notes to Condensed Consolidated Financial Statements...................  F-21

         (b)      Pro forma financial information.

Index to Financial Statements
-----------------------------
                                                                         Page
                                                                         ----
Pro Forma Condensed Combined Balance Sheet as of June 30, 1997
  (unaudited)..........................................................  F-22
Pro Forma Condensed Combined Income Statement for the Six Months
  ended June 30, 1997 (unaudited)......................................  F-24
Pro Forma Condensed Combined Income Statement for the Year
  ended December 31, 1996 (unaudited)..................................  F-25
Notes to Pro Forma Condensed Combined Financial Statements.............  F-26

         (c)      Exhibits.

                  2.1* Stock Purchase Agreement, dated as of July 31, 1997, by and among EFJ Partners, E.F. Johnson Company, William Weksel and the Company.

                  2.2* Preferred Stock Purchase Agreement, dated as of July 31, 1997, between NorAm Energy Corp. and the Company.

                  2.3* Series B Preferred Stock and Warrant Purchase Agreement, dated as of July 31, 1997, between Securicor Radiocoms Limited and the Company.

                  4.1* Registration Rights Agreement, dated as of July 31, 1997, by and among NorAm Energy Corp., Intek Diversified Corporation and the Company.

                 23.1      Consent of Price Waterhouse LLP.

                 99.1*     Press Release issued on July 31, 1997 by the Company.

                 99.2*     Press Release issued on August 6, 1997 by the
                           Company.


* Filed as an exhibit to the Registrant's Current Report on Form 8-K (File No. 0-21681) filed with the Commission on August 14, 1997 and incorporated herein by this reference.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                       TRANSCRYPT INTERNATIONAL, INC.


Date: August 20, 1997                   By:   /s/ JOHN T. CONNOR
                                            -----------------------------------
                                             John T. Connor
                                             Chairman of the Board of Directors

                        REPORT OF INDEPENDENT ACCOUNTANTS


      May 2, 1997

      To the Board of Directors
        and Shareholders of
        E.F. Johnson Company

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of E.F. Johnson Company and its subsidiaries at December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in default under several debt arrangements, has suffered recurring losses from operations and has a capital deficiency. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





      Price Waterhouse LLP
      Minneapolis, Minnesota

                              E.F. JOHNSON COMPANY
                           CONSOLIDATED BALANCE SHEET
                             (Thousands of dollars)

                                                                           December 31,
                                                                          1996       1995
                                                                          ----       ----

Current assets:
  Cash                                                               $     176  $      86
  Trade accounts receivable, net of allowance for doubtful accounts
    of $1,320 and $2,699, respectively                                   9,468     13,929
  Receivable from sale of assets                                           799     14,159
  Receivables from related parties                                         463        286
  Inventories                                                           13,240     17,996
  Prepaid expenses and other current assets                              2,106      1,498
                                                                     ---------  ---------
      Total current assets                                              26,252     47,954

Property, plant and equipment, net                                       7,040     10,095
Intangible assets, net                                                   6,170     12,877
Receivables from related parties                                         1,624      1,748
Other assets                                                             1,666      1,184
                                                                     ---------  ---------
      Total assets                                                   $  42,752  $  73,858
                                                                     =========  =========

      LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Current maturities of long-term debt                               $  11,623  $   2,902
  Debt in default subject to acceleration                               13,864
  Accounts payable                                                      10,551      9,096
  Technology and license purchase payables                               3,604      1,408
  Advance billings                                                       3,586      2,888
  Accrued compensation and benefits                                      2,642      2,344
  Other accrued expenses                                                 4,391      3,593
                                                                     ---------  ---------
      Total current liabilities                                         50,261     22,231
                                                                     ---------  ---------

Long-term liabilities:
  Long-term debt                                                         1,802     32,681
  Payable to related parties                                             2,767      1,693
  Technology and license purchase payables                                          3,205
  Other                                                                    490        142
                                                                     ---------  ---------
      Total long-term liabilities                                        5,059     37,721
                                                                     ---------  ---------
      Total liabilities                                                 55,320     59,952
                                                                     ---------  ---------

Commitments and contingencies

Redeemable Series A preferred stock, $100 par value, 80,000 shares
  authorized, issued and outstanding, at liquidation value              10,880     10,240
Redeemable Series I Class B preferred stock, $.01 par value,
  2,000,000 shares authorized, 925,850 Series I shares, issued and
  outstanding, at liquidation value                                     11,118     10,480

Shareholders' equity (deficit):
  Common stock, $.01 par value, 10,000,000 shares authorized,
    3,800,000 shares issued and outstanding                                 38         38
  Additional paid-in capital                                               828        828
  Retained deficit                                                     (35,432)    (7,680)
                                                                     ---------  ---------
      Total shareholders' equity (deficit)                             (34,566)    (6,814)
                                                                     ---------  ---------
      Total liabilities and shareholders' equity (deficit)           $  42,752  $  73,858
                                                                     =========  =========

         See accompanying notes to the consolidated financial statements

                              E.F. JOHNSON COMPANY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Thousands of dollars)


                                                                 Year Ended December 31,
                                                               1996       1995       1994
                                                               ----       ----       ----

Net sales                                                 $  78,966  $  88,932  $  99,240
Cost of sales                                                50,623     60,630     60,349
                                                          ---------  ---------  ---------
Gross profit                                                 28,343     28,302     38,891
                                                          ---------  ---------  ---------

Operating expenses:
  Selling, general and administrative                        29,201     32,107     28,284
  Research and development                                    8,401      8,118      7,534
  Nonrecurring items (see note 14)                           13,521     (7,479)       890
                                                          ---------  ---------  ---------
      Total operating expenses                               51,123     32,746     36,708

Loss from operations                                        (22,780)    (4,444)     2,183
                                                          ---------  ---------  ---------

Other income (expense):
  Interest expense                                           (3,924)    (4,505)    (3,075)
  Interest income                                               230        400        407
                                                          ---------  ---------  ---------
      Total other income (expense)                           (3,694)    (4,105)    (2,668)
                                                          ---------  ---------  ---------

Net loss before income tax                                  (26,474)    (8,549)      (485)
Income tax benefit                                                                    578
                                                          ---------  ---------  ---------

Net (loss) income                                         $ (26,474) $  (8,549) $      93
                                                          =========  =========  =========


        See accompanying notes to the consolidated financial statements.

                              E.F. JOHNSON COMPANY
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                             (Thousands of dollars)



                                         Redeemable Preferred Stock                     Shareholders' Equity (Deficit)
                                    -------------------------------------     --------------------------------------------------
                                         Series A        Series I Class B        Common Stock     Additional  Retained
                                    -----------------    ----------------     ------------------    Paid-In   Earnings
                                     Shares     Stock    Shares      Stock      Shares    Amount    Capital   (Deficit)    Total
                                     ------     -----    ------      -----    ---------   ------    -------   ---------    -----

Balance at December 31, 1993        80,000  $   8,960                         3,800,000  $    38  $   1,069 $   2,536  $   3,643

Accrued preferred stock dividends                 640                                                            (640)      (640)
Net income                                                                                                         93         93
                                  --------  --------- ---------  ---------  -----------  -------  --------- ---------  ---------

Balance at December 31, 1994        80,000      9,600                         3,800,000       38      1,069     1,989      3,096

Series I Class B issuance                               925,850  $  10,000
Preferred stock issuance costs                                                                         (241)                (241)
Accrued preferred stock dividends                 640                  480                                     (1,120)    (1,120)
Net loss                                                                                                       (8,549)    (8,549)
                                  --------  --------- ---------  ---------  -----------  -------  --------- ---------  ---------

Balance at December 31, 1995        80,000     10,240   925,850     10,480    3,800,000       38        828    (7,680)    (6,814)

Accrued preferred stock dividends                 640                  638                                     (1,278)    (1,278)
Net loss                                                                                                      (26,474)   (26,474)
                                  --------  --------- ---------  ---------  -----------  -------  --------- ---------  ---------

Balance at December 31, 1996        80,000  $  10,880   925,850  $  11,118    3,800,000  $    38  $     828 $ (35,432) $ (34,566)
                                  ========  ========= =========  =========  ===========  =======  ========= =========  =========



        See accompanying notes to the consolidated financial statements.

                              E.F. JOHNSON COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Thousands of dollars)


                                                                Year Ended December 31,
                                                              1996       1995       1994
                                                              ----       ----       ----

Cash flows from operating activities:
  Net (loss) income                                       $ (26,474) $  (8,549) $      93
  Adjustments to reconcile net loss to net cash
    provided (used) by operating activities:
     Depreciation and amortization                            5,819      6,539      4,647
     Loss from write down of long-term assets                 6,000
     Provision for losses on accounts receivable                466      2,734         59
     Gain on sale of Components Division                                (8,343)
     Loss on sale of property                                    40         51         39
     Changes in components of working capital, net of
      effect of sale of
       Division:
       Receivables                                            3,994      3,456     (5,546)
       Inventories                                            4,757     (1,639)    (4,307)
       Prepaid expenses and other current assets               (610)      (662)       (50)
       Accounts payable                                       1,455      1,982      4,765
       Advance billings                                         698      2,888
       Accrued liabilities                                    1,098     (1,286)      (855)
                                                          ---------  ---------  ---------
          Net cash used by operating activities              (2,757)    (2,829)    (1,155)
                                                          ---------  ---------  ---------

Cash flows from investing activities:
  Capital expenditures                                       (1,480)    (3,557)    (3,430)
  Proceeds from sale of property                                 43        136         86
  Receipt of proceeds from sale of assets                    14,659
  Purchase of intangible assets                              (1,669)    (4,007)      (986)
  Change in other assets                                     (1,781)        39        620
                                                          ---------  ---------  ---------
          Net cash provided (used) by investing activities    9,772     (7,389)    (3,710)
                                                          ---------  ---------  ---------

Cash flows from financing activities:
  Net increase (decrease) in debt                            (7,947)     6,972      4,706
  Proceeds from issuance of preferred stock, net                         1,913
  Change in amount to/from related parties                    1,022      1,342        153
                                                          ---------  ---------  ---------
          Net cash (used) provided by financing activities   (6,925)    10,227      4,859
                                                          ---------  ---------  ---------

Increase (decrease) in cash during the year                      90          9         (6)
Cash - beginning of year                                         86         77         83
                                                          ---------  ---------  ---------
Cash - end of year                                        $     176  $      86  $      77
                                                          =========  =========  =========

Supplemental cash flow information:
  Cash paid for interest                                  $   3,472  $   4,253  $   3,045
  Income tax refund                                       $    (509) $    (336) $    (124)
  Supplemental schedule of non-cash activity:
    Liabilities incurred in exchange for purchased
      technology                                          $        - $     913  $   5,922
    Preferred stock issued for license and technology
      rights                                              $        - $   4,630  $       -
    Preferred stock issued in payment of accounts
      payable                                             $        - $   3,216  $       -


        See accompanying notes to the consolidated financial statements.

                              E.F. JOHNSON COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)



NOTE 1 - DESCRIPTION OF BUSINESS AND ORGANIZATION

Operations

E.F. Johnson Company (the Company) is a leading provider of wireless communications products and systems to the private two-way land mobile radio
(LMR) industry. The Company designs, develops, manufactures and markets stationary transmitters/receivers (base stations or repeaters) and mobile and portable radio transceivers. The Company offers an extensive line of such products, including "conventional," "trunked" and "networked" systems, which are used in a broad range of applications by numerous industrial and commercial organizations, ranging from taxi fleets to large oil and gas refineries, and state and local government agencies, including public safety departments such as police departments.

Ability to Continue as a Going Concern

The Company is presently in default under several debt agreements and will be required to restructure these obligations and possibly seek additional financing. In addition, the Company has experienced recurring losses and as of December 31, 1996 has a retained deficit of $35,432 and a working capital deficit of $24,009. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or liabilities that might result if the Company is unable to continue as a going concern.

Management is currently pursuing additional equity and attempting to restructure existing debt agreements. However, there is no assurance that these efforts will be successful.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated balance sheet includes the accounts of the Company and its wholly owned subsidiaries E.F. Johnson International, Inc. and E.F. Johnson Communications, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Sales are recorded as products are shipped and services are rendered with the exception of system sales which are generally recognized based upon performance criteria and customer acceptance. For system sales with extended delivery dates, sales and cost of sales are recognized under the percentage-of-completion method as costs are incurred. Profits expected to be realized on contracts are based on the Company's estimates of total sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made.

Inventories

Inventories are stated at the lower of cost or market, cost being determined by the first-in, first-out (FIFO) method.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives which range from three to fifteen years.

Retirement Benefits

The Company has a defined contribution qualified retirement savings and profit-sharing plan which covers all of its employees. The Company's profit-sharing contributions are discretionary. No profit-sharing contributions were authorized in 1996, 1995 and 1994. The Company's contributions to the retirement savings plan are based on specified levels of employee contributions subject to certain overall salary limitations. Company contributions were approximately $253, $298 and $271 for the years ended December 31, 1996, 1995 and 1994, respectively.

The Company does not currently provide postretirement healthcare benefits.


NOTE 3 - INVENTORIES

Inventories consist of:

                                                           December 31,
                                                          1996       1995
                                                          ----       ----

    Raw materials and purchased components             $   5,365  $   6,118
    Work-in-process                                        1,974      2,792
    Finished goods                                         5,901      9,086
                                                       ---------  ---------
                                                       $  13,240  $  17,996
                                                       =========  =========


NOTE 4 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of:

                                                       December 31,
                                                     1996       1995
                                                     ----       ----

    Land                                        $      34  $      34
    Buildings and improvements                      3,238      3,099
    Machinery and equipment                        19,166     18,382
                                                ---------  ---------
                                                   22,438     21,515
    Less:  Accumulated depreciation               (15,398)   (11,420)
                                                ---------  ---------
                                                $   7,040  $  10,095
                                                =========  =========


At December 31, 1996 and 1995, property, plant and equipment includes $1.1 million (net of depreciation of $883) and $1.3 million (net of deprecation of $792), respectively, of buildings and improvements under a capital lease.


NOTE 5 - INTANGIBLE ASSETS

Intangible assets consist of:

                                                          December 31,
                                                        1996       1995
                                                        ----       ----

    Technology                                     $   5,100  $   9,900
    Licenses                                             663      2,756
    Loan origination fees                              1,765      1,765
    Software                                           2,523      1,731
                                                   ---------  ---------
                                                      10,051     16,152
    Less:  Accumulated amortization                   (3,881)    (3,275)
                                                   ---------  ---------
                                                   $   6,170  $  12,877
                                                   =========  =========


Amortization of intangibles is provided on a straight line basis over estimated useful lives ranging from three to ten years. The Company assesses potential impairment of its intangible assets based on anticipated undiscounted cash flows from operations. During 1996 the Company wrote-off $5,858 of intangibles primarily related to discontinued product lines and a reassessment of the value of certain technology purchased in prior years.

NOTE 6 - BILLINGS ON UNCOMPLETED CONTRACTS IN EXCESS OF INCURRED COSTS

Amounts included in the financial statements which relate to billings on uncompleted contracts in excess of incurred costs are as follows:

                                                                          December 31,
                                                                        1996       1995
                                                                        ----       ----
    Costs incurred on uncompleted contracts                          $  16,867  $   1,472
    Profits on uncompleted contracts                                     9,596        645
                                                                     ---------  ---------
                                                                        26,463      2,117
    Less:  Progress payments                                           (29,886)    (5,005)
                                                                     ---------  ---------
                                                                     $  (3,423) $  (2,888)
                                                                     =========  =========


    Included in the balance sheet:
      Recoverable costs and accrued profits not yet billed           $     163
      Advanced billings                                                 (3,586) $  (2,888)
                                                                     ---------  ---------
                                                                     $  (3,423) $  (2,888)
                                                                     =========  =========


Recoverable costs and accrued profits include direct costs of manufacturing, installation, project management, engineering, and allocable manufacturing overhead costs.


NOTE 7 - DEBT

Debt consists of:

                                                                            December 31,
                                                                          1996       1995
                                                                          ----       ----

    Revolving credit line, maximum borrowings determined
      periodically against contractual percentages of accounts
      receivable and inventory.                                      $  11,331  $  16,743

    Bank term loan, secured by machinery and equipment.                  3,933      6,650

    Senior subordinated note due July 31, 1997, interest payable semi-annually on January 31 and July 31, interest at 9.79%
      per annum.                                                        10,000     10,000

    Subordinated debentures, due in quarterly installments
      beginning January 1, 1994 through October 31, 1996,
      interest rate of 20.51%.                                                         64


                                                                            December 31,
                                                                          1996       1995
                                                                          ----       ----
    Capital lease obligation, due in monthly principal and
     interest installments of $42 through July 1996, thereafter, increasing to $52 through July 31, 2002, with payments
     first applied to interest, effective interest rate of 22.1%
     per annum, secured by land and building.                        $   1,996  $   2,092

    Other capital lease obligation.                                         29         34
                                                                     ---------  ---------
                                                                        27,289     35,583
    Less: Current portion based on scheduled repayments                (11,623)    (2,902)
          Debt in default subject to acceleration                      (13,864)         -
                                                                     ---------  ---------
    Long-term debt                                                   $   1,802  $  32,681
                                                                     =========  =========


On March 3, 1995, the Company refinanced its existing revolving credit line and term loan arrangements with the same financial institution (Senior Creditor). The amended Financing Agreements (Agreements) increased the Company's maximum credit facility from $20,000 to $35,000 and provide for borrowings at 1.75% over the bank's prime rate. The Agreements include a fee of 2% on the unused portion of $30,000 of the facility. The term loan requires scheduled monthly principal payments of $117 through February 1998 and a final payment of $2,306 due on March 3, 1998. The balance outstanding under the revolver is due on March 3, 1998.

The revolving credit line, bank term loan and capital lease agreements include certain covenants and restrictions including minimum net worth and working capital requirements. The Company is also prohibited from paying dividends under its credit facility, except that the holders of Preferred Stock are entitled to receive cumulative cash dividends if and when declared by the Board of Directors of the Company. The Company was not in compliance with these covenants for the year ended December 31, 1996. According to the terms of the Agreements, the creditor has the right to make all the outstanding amounts under the Agreements due and payable, the right to appropriate, set off and apply to the payment of outstanding amounts all collateral under the Agreements. As of May 2, 1997 creditor had not made the outstanding amounts under the Agreements due and payable.

In addition, the Company failed to make its semi-annual interest payments of $490 due July 31, 1996 and January 31, 1997 with the holder of the $10,000 Senior subordinated note (the Note). On April 15, 1997, the creditor gave the Company and the Senior Creditor notice under the default terms of the Note agreement and has accelerated all outstanding principal of the Note. The creditor can take action, including the initiation of legal proceedings, to collect outstanding amounts 159 days after it has given notice to the Senior Creditor.

The Company has failed to make scheduled payments under the terms of some of its Technology agreements. The total amounts due under these agreements are included in Technology and license purchase payable on the Company's balance sheet.

Scheduled maturities of debt (without regard to possible acceleration of payments due to covenant defaults) at December 31, 1996, are approximately as follows:


    Year Ending December 31,                             Amount
    ------------------------                             ------

            1997                                       $  11,623
            1998                                          14,125
            1999                                             319
            2000                                             393
            2001                                             490
            Thereafter                                       339
                                                       ---------
                                                       $  27,289
                                                       =========


NOTE 8 - LEASE OBLIGATIONS

The Company leases certain buildings and improvements under an arrangement which is accounted for as a capital lease. The lease requires monthly installments ranging from $33 to $52, including an effective average annual interest rate of 22.1% through July 31, 2002. The Company also leases various equipment, automobiles and buildings under operating leases. Rent expense for the years ended December 31, 1996, 1995 and 1994 was $1,354, $1,109 and $876,
respectively. Future minimum rental payments under noncancelable lease agreements are as follows:

    Year Ending December 31,                                            Capital Operating
    ------------------------                                            ------- ---------

            1997                                                     $     644  $     655
            1998                                                           635        394
            1999                                                           628        288
            2000                                                           625        220
            2001                                                           625        236
            Thereafter                                                     364         11
                                                                     ---------  ---------
            Total minimum lease payments                                 3,521  $   1,804
                                                                                =========
            Less:  Amount representing interest                         (1,496)
                                                                     ---------
            Present value of future minimum long-term capital
              lease payments (see Note 7)                            $   2,025
                                                                     =========

NOTE 9 - REDEEMABLE PREFERRED STOCK

Series A

The terms of the preferred stock provide that, subject to certain limitations, the holders of the shares may exchange any or all of such shares for senior subordinated notes of the Company upon the occurrence of certain events. The notes, if issued, would mature on the fifth anniversary of the date of issuance and otherwise have the same terms as the Company's Senior Subordinated Notes. Notes issued in exchange for shares would be stated at a principal amount equal to the liquidation value of the shares exchanged.

Dividends on the preferred stock accrue cumulatively on a daily basis at a rate of 8% per annum. To the extent the dividends are not paid, unpaid dividends are added to the liquidation value of any shares which is equal to the sum of one hundred dollars per share, plus any accrued but unpaid dividends. The preferred shares are carried on the consolidated balance sheet at liquidation value, including accumulated dividends.

All or any portion of the outstanding shares of Preferred Stock may be redeemed at the Company's option, at any time, for a redemption price of $100 per share plus accrued and unpaid dividends. In addition, up to 30,000 outstanding shares of Preferred Stock may be redeemed at the Company's option for a redemption price of $50 per share plus accrued and unpaid dividends, at any time after the Company has satisfied certain specified conditions. As of December 31, 1996, the Preferred Stock is valued at its $100 per share redemption value because not all conditions have been satisfied. If the conditions for redemption of shares at $50 per share were fulfilled, the recorded amount of preferred stock would be reduced by $1.5 million with a corresponding increase to additional paid-in capital.

Series I Class B

In March 1995, the Company issued 925,850 shares of Series I Class B Preferred Stock, $.01 par value per share at $10.80 per share. Simultaneous with this issuance, the Company purchased from the preferred shareholder technology and license rights for $4,630, settled an outstanding accounts payable balance of $3,216 due the preferred shareholder and received cash proceeds of $2,154. The Company incurred $241 of stock issuance costs in conjunction with this transaction.

The terms of the Series I Class B preferred stock allow the holders of the shares to exchange any or all such shares for common stock of the Company at a conversion rate of one to one. Dividends accrue cumulatively on a daily basis at the rate of 6% per annum. To the extent dividends are not paid, unpaid dividends are added to the liquidation value of any shares which are equal to the sum of the issuance price plus any accrued but unpaid dividends. Through December 31, 1996, no dividends have been declared or paid. The preferred shares are carried on the consolidated balance sheet at liquidation value, including accumulated dividends.

All or any portion of the outstanding shares of the Series I Class B preferred stock may be redeemed at the Company's option, at any time, for a redemption price equal to the then current liquidation value. The Company must redeem the stock upon the earlier occurrence of March 14, 2005, the closing of an underwritten public offering of the Company's common stock or the sale or transfer of more than fifty percent of the Company's common stock.

NOTE 10 - SHAREHOLDERS' EQUITY

Stock Options

The 1993 Incentive Stock Option Plan (the Plan) provides for the issuance to employees of up to 200,000 shares of the Company's common stock at exercise prices determined by the Option Committee. The Plan provides for the issuance of both incentive stock options and non-qualified options. Options issued under the Plan generally vest in equal installments over a five year period and expire ten years from the date of grant. A summary of stock option activity is as follows:

                                                                                 Weighted
                                                       Incentive  Option Price   Average
                                                         Stock      Range Per    Exercise
                                                        Options       Share       Price
                                                        -------       -----       -----

    Outstanding at December 31, 1993                    182,518   $1.00 - $9.00  $ 2.33
      Granted                                                 -         -             -
      Canceled                                          (39,943)   1.00 -  9.00    7.01
                                                      ---------

    Outstanding at December 31, 1994                    142,575    1.00 -  2.00    1.02
      Granted                                            98,870    3.85 -  7.71    5.51
      Canceled                                          (68,430)   1.00 -  7.71    1.42
                                                      ---------

    Outstanding at December 31, 1995                    173,015    1.00 -  7.71    3.43
      Granted                                           135,310       3.85         3.85
      Canceled                                         (120,790)   1.00 -  7.71    4.04
                                                      ---------

    Outstanding at December 31, 1996                    187,535   $1.00 - $7.71  $ 3.34
                                                      =========

    Exercisable at December 31, 1996                     46,316   $1.00 - $7.71  $ 2.65
                                                      =========


As permitted by Financial Accounting Standards (FAS) No. 123, "Accounting for Stock-Based Compensation," the Company applies Accounting Principles Board (APB) Opinion No. 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation expense related thereto. If the Company had elected to recognize compensation expense based on the fair value of the options granted at grant date as prescribed by FAS No. 123, net loss would not have been materially impacted.

Warrants

On July 31, 1992, the Company issued to the holder of the senior zero-coupon note a warrant to purchase a total of 670,700 shares of the Company's common stock at $.075 per share. The warrant expires on July 31, 1997. The number and kind of securities purchasable upon the exercise of the warrant and the warrant purchase price are subject to adjustments upon the occurrence of certain events, including stock dividends, stock splits or combinations, reclassifications and mergers. The warrant was valued at fair market value at the date of issuance which resulted in a debt discount and a contribution to capital of $107.

On March 14, 1995, the Company issued the holder of the Series I Class B preferred stock a warrant to purchase up to 291,790 shares of the Company's common stock. The exercise price is the fair market value of the Company's common stock on the date the warrant is exercised. The warrant expires on the earlier of March 14, 2005, the redemption of the Series I Class B preferred stock or the date of an initial public offering of the Company's stock.


NOTE 11 - INCOME TAXES

The Company provides income taxes using the liability method under Financial Accounting Standard No. 109, "Accounting for Income Taxes."

At December 31, 1996, the Company had approximately $231 of available general business credit carryforwards, $18 of minimum tax credit carryforward, $8.9 million of tax benefit from federal net operating loss carryforwards, and tax effected benefit of net temporary differences of $5 million available to offset taxable income in the future. A valuation allowance has been established for the entire net tax benefit of approximately $14 million as realization is not assured.

The future tax benefits related to tax credit carryforwards expire in 1997. The amount of these tax credit carryforwards are subject to final verification related to the tax status of the predecessor. The net operating loss carryforward begins to expire in 2009.

In fiscal 1994, the Company incurred a loss before taxes for financial reporting and tax return purposes. For tax return purposes, the loss was carried back to recover income taxes paid in prior years. A tax benefit of $578 has been recognized in the 1994 statement of operations to the extent of this recovery of taxes paid in prior years.


NOTE 12 - RELATED PARTY TRANSACTIONS

Management Agreement

The Company has a management agreement with a company controlled by significant shareholders. The agreement automatically renews on December 31 for consecutive one year terms unless either party gives thirty days notice. The management agreement provides for a fee of $60 per month for the period November 1, 1993 to June 30, 1994, $70 per month through June 1996 and $100 per month thereafter.

Shareholder Transactions

The Company incurred fees payable to significant shareholders for their execution of noncompete agreements related to the sale of the Components Division, personally guaranteeing performance bonds and personally guaranteeing over advances on the Company's line of credit. These fees totaled $1,074 and $1,693 during 1996 and 1995, respectively, and are included within amounts payable to related parties on the balance sheet. In 1996, approximately $1 million of these fees related to performance guarantees and were included in nonrecurring costs in the statement of operations.

In October 1993, the Company loaned an aggregate of $1.5 million to two of its shareholders. The notes bear interest at 2.5% over prime and are secured by the shareholders' respective interest in Viking Partners, the sole shareholder of Viking Mobile Communications, Inc. (VMC) (see below). The principal on each of the notes is due November 1, 1998 and is included within amounts receivable from related parties on the balance sheet. Interest income for 1996, 1995 and 1994 was $70, $172 and $148, respectively.

Viking Mobile Communications

In June 1993, the Company entered into a lease arrangement with VMC, a corporation controlled by significant shareholders of the Company. Under the rental agreement, the Company has agreed to lease sites to VMC which are appropriate for the installation of two-way land mobile radio communication systems for 800 MHz SMR service and to install and service such systems. Systems leased to VMC under this agreement qualify as sales-type leases. Sales during the year ended December 31, 1994 approximated $49.

No new leases were entered into during 1996 and 1995. As of December 31, 1996, the lease receivable of $175 is recorded as a net receivable from related party in the Company's balance sheet and is due with interest over the period through 1999.

The balance due as of December 31, 1996 includes $106 of payments in arrears. Scheduled payments in 1997 have not been made. A shareholder of the Company has guaranteed VMC's remaining obligations under the agreement.

The Company agreed to accept the return of certain previously leased equipment from VMC during 1996. The returns resulted in losses to the Company of $76 and $264 recorded in 1996 and 1995, respectively.

Automated Dispatch Solutions (formerly RadioSoft, Inc.)

In March 1995, the Company entered into an agreement with Automated Dispatch Solutions, a corporation controlled by significant shareholders of the Company. Under the terms of the agreement, Automated Dispatch Solutions provides the Company with sales leads and purchases product from the Company. Automated Dispatch Solutions purchased $96 and $106, respectively, of product from the Company during 1996 and 1995, respectively. The Company paid Automated Dispatch Solutions $150 in sales lead fees during 1995. The Company had a receivable of $57, from Automated Dispatch Solutions at December 31, 1995.

Viking Dispatch Services, Inc.

In June 1995, the Company entered into an agreement with Viking Dispatch Services, Inc. (VDS), a corporation controlled by significant shareholders of the Company. Under terms of this agreement, the Company will reimburse VDS up to $200 for attorneys' fees and regulatory expenses and VDS will purchase a minimum of $2 million of equipment from the Company by June 1997.

During 1995 the Company reimbursed VDS $72 in legal and regulatory expenses. No equipment has been purchased by VDS from the Company through December 31, 1996.

Securicor

During the year ended December 31, 1995, purchases from Securicor, a preferred shareholder (see Note 9), were $1,418. During the year ended December 31, 1995, the Company recorded sales of $2,379, to Securicor. During the year ended December 31, 1994, the Company had $2,493 of purchases from Securicor.


NOTE 13 - BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

The Company operates in one industry segment. Foreign sales were as follows:

                                                       December 31,
                                                               1996       1995       1994
                                                               ----       ----       ----

    South America                                         $  10,696  $  13,425  $   6,143
    Central America and Caribbean                             4,429      6,089      5,527
    Far East                                                  2,256      5,670      8,548
    Middle East                                                 242        707      1,211
    Europe                                                    2,178        394        451
    Other                                                     2,628      2,983        680
                                                          ---------  ---------  ---------
                                                          $  22,429  $  29,268  $  22,560
                                                          =========  =========  =========


NOTE 14 - NONRECURRING ITEMS

The Company incurred the following nonrecurring items during the years ended December 31:

                                                                      1996       1995       1994
                                                                      ----       ----       ----

    Gain on sale of Component Division                                      $   8,343
    Write down of assets                                         $ (11,618)
    Employee severance costs                                          (375)      (762)
    Costs related to initial public offering not consummated                            $   (630)
    Costs incurred to acquire minority shares                                               (298)
    Costs incurred in debt refinancing not consummated                                      (105)
    Gain from refund of real estate taxes paid in prior years                                203
    Other nonrecurring costs                                        (1,528)      (102)       (60)
                                                                 ---------  ---------  ---------
         Total nonrecurring (expense) income                     $ (13,521) $   7,479  $    (890)
                                                                 =========  =========  =========


Effective December 29, 1995, the Company sold the net assets of its Components Division for proceeds of $15,159 and recorded a gain on the sale of $8,343. Total revenues and divisional contribution before allocation of corporate costs, interest expense and income taxes from the Division were approximately $15.5 million and $4.2 million, respectively, during 1995 and $13.8 million and $3.6 million, respectively, during 1994. Write down of assets primarily related to discontinued product lines and reassessment of the value of certain technology purchased in prior years and includes $5,858 of intangible assets, $4,771 of inventory, and $739 of fixed assets and other.

NOTE 15 - SUBSEQUENT EVENT

Effective January 15, 1997 the Company sold the net assets of its Data Telemetry Division for net proceeds of $3,841 and recorded a gain on the sale of $2,154. Additionally, advance payments of $2,168 were received for products and services to be provided. The sale and advance payment proceeds were used to repay $5,785 of borrowings under the revolving credit line and $100 of principal on the bank term loan. Total revenues and divisional contribution before allocation of corporate costs, interest expense and income taxes from this Division were approximately $8.7 million and $1.5 million, respectively, during 1996.

                              E.F. JOHNSON COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEET
           (Unaudited and in thousands of dollars, except share data)

                                                                             June 29, 1997
                                                                             -------------
      ASSETS
      ------
Current Assets:
  Cash                                                                          $      76
  Trade accounts receivable, net                                                    8,460
  Inventories                                                                      11,173
  Prepaid expenses and other current assets                                         2,330
                                                                                ---------
      Total current assets                                                         22,039

Property, plant and equipment, net                                                  6,233
Intangible assets, net                                                              5,618
Other assets                                                                        2,243
                                                                                ---------

      Total assets                                                              $  36,133
                                                                                =========

      LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
      ----------------------------------------------

Current liabilities:
  Current maturities of long-term debt                                          $  24,152
  Accounts payable                                                                 10,061
  Technology and license purchase payables                                          3,552
  Other accrued expenses                                                            9,439
                                                                                ---------
      Total current liabilities                                                    47,204
                                                                                ---------

Long-term liabilities:
  Long-term debt                                                                    1,708
  Payable to related parties                                                        4,078
  Other                                                                             1,062
                                                                                ---------
      Total long-term liabilities                                                   6,848
                                                                                ---------
      Total liabilities                                                            54,052
                                                                                ---------

Commitments and contingencies

Redeemable Series A preferred stock, $100 par value, 80,000 shares
  authorized, issued and outstanding, at liquidation value                         11,200
Redeemable Series I Class B preferred stock, $.01 par value,
  2,000,000 shares authorized, 925,850 Series I shares, issued and
  outstanding, at liquidation value                                                11,452

Shareholders' equity (deficit):
  Common stock, $.01 par value, 10,000,000 shares authorized,
    3,800,000 shares issued and outstanding                                            38
  Additional paid-in capital                                                          828
  Retained deficit                                                                (41,437)
                                                                                ---------
      Total shareholders' equity (deficit)                                        (40,571)
                                                                                ---------
      Total liabilities and shareholders' equity (deficit)                      $  36,133
                                                                                =========


    See accompanying notes to the condensed consolidated financial statements

                              E.F. JOHNSON COMPANY

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (Unaudited and in thousands of dollars)

                                                                Six months ended
                                                     --------------------------------------
                                                     June 29, 1997            June 29, 1996
                                                     -------------            -------------

Net sales                                                 $  28,223             $  43,166
Cost of sales                                                17,140                26,717
                                                           --------             ---------
Gross profit                                                 11,083                16,449

Operating expenses:
  Selling, general and administrative                        11,215                14,816
  Research and development                                    2,938                 3,888
                                                          ---------             ---------
      Total operating expenses                               14,153                18,704

Loss from operations                                         (3,070)               (2,255)

Other income (expense):
  Interest, net                                              (2,282)               (1,736)
                                                          ----------            ----------

      Net loss                                            $  (5,352)              $(3,991)
                                                          ==========            ==========



   See accompanying notes to the condensed consolidated financial statements.

                              E.F. JOHNSON COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (Unaudited and in thousands of dollars)

                                                                 Six months ended
                                                        -----------------------------------
                                                        June 29, 1997         June 29, 1996
                                                        -------------         ------------

Net cash used by operating activities                      $ (7,096)            $  (8,242)
                                                           ---------            ----------

Cash flows from investing activities:
  Capital expenditures                                         (961)                 (758)
  Proceeds from sale of property                                  3                    14
  Receipt of proceeds from sale of assets                     6,280                13,159
  Purchase of intangible assets                                 (52)                 (118)
  Change in other assets                                      1,273                  (415)
                                                          ---------             ----------
          Net cash provided by investing activities           6,543                11,882
                                                          ---------             ----------

Cash flows from financing activities:
  Net increase (decrease) in debt                               453                (3,614)
                                                          =========             =========
          Net cash (used) provided by financing
            activities                                          453                (3,614)
                                                          =========             =========

Increase (decrease) in cash during the year                    (100)                   26
Cash - beginning of year                                        176                    86
                                                          ---------             ---------
Cash - end of year                                        $      76             $     112
                                                          =========             =========


   See accompanying notes to the condensed consolidated financial statements.

                              E.F. JOHNSON COMPANY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
               (Unaudited and in thousands, except share amounts)



NOTE 1 - GENERAL

The condensed consolidated financial statements of E.F. Johnson Company (the Company) as of June 29, 1997 and for the six months then ended are unaudited and reflect all normal and recurring accruals and adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows for the interim periods. The results of operations and cash flows for the six months ended June 29, 1997 are not necessarily indicative of the results for the entire fiscal year ending December 31, 1997.

NOTE 2 - INVENTORIES

Inventories consist of:


                                                    June, 29 1997
                                                    -------------
    Raw materials and purchased components           $  5,120
    Work-in-process                                     1,001
    Finished goods                                      5,052
                                                     --------
                                                     $ 11,173
                                                     ========


NOTE 3 - DEBT

The Company has a revolving credit line and term loan with a maximum credit facility of $35,000. Maximum borrowings under the revolving credit line are determined periodically against contractual percentages of accounts receivable and inventory. The term loan is secured by machinery and equipment. As of June 29, 1997, the Company had $10,755 and $3,133 outstanding on the revolving credit line and term loan respectively. At June 29, 1997, the Company had a $10,000 Senior subordinated note due July 31, 1997 and a capital lease secured by land and buildings with a principal balance of $1,900 outstanding.

NOTE 4 - SUBSEQUENT EVENT

On July 31, 1997, Transcrypt International, Inc. (Transcrypt) consummated the acquisition of all of the outstanding shares of capital stock and certain indebtedness of the Company. In exchange, one shareholder of the Company received $436 in cash and the two remaining shareholders received 832,465 shares of Transcrypt common stock, with an approximate market value of $10 million. The transaction extinguishes the Company's existing senior subordinated debt and related accrued interest resulting in a gain on extinguishment of debt of $11.4 million. In addition, receivables and payables with affiliated companies were extinguished, resulting in a gain on extinguishment of debt of $2.4 million.

Transcrypt designs and manufactures specialized scrambling and encryption devices which prevent the unauthorized interception of sensitive voice and data communications for both analog and digital transmissions.

          TRANSCRYPT INTERNATIONAL, INC. PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

        The following unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1997 and unaudited Pro Forma Condensed Combined Income Statements for the six months ended June 30, 1997 and for the year ended December 31, 1996 illustrate the effect of the acquisition of E. F. Johnson Company (the "Acquisition") as if the Acquisition had occurred on June 30, 1997 for the Pro Forma Condensed Combined Balance Sheet and as of January 1, 1996 for the Pro Forma Condensed Combined Income Statements, after giving effect to the merger-related adjustments described in the respective accompanying notes. The acquisition will be accounted for under the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the closing.

        These Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements of Transcrypt International, Inc. ("Transcrypt") and E. F. Johnson Company ("EFJ") which are incorporated by reference herein or set forth elsewhere herein.

        The Pro Forma Condensed Combined Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate results which may be attained in the future. The Pro Forma Condensed Combined Financial Statements reflect the best estimate of the allocation of the purchase price as of the date of this filing. Due to operating losses incurred by EFJ between the "as of" date of the pro forma financial statements and the transaction date, the ultimate value of goodwill is expected to increase substantially. It is Transcrypt's intention, subsequent to the Acquisition, to more fully evaluate the acquired assets and, as a result, the allocation of the acquisition costs among the tangible and intangible assets acquired may change. As a result of the foregoing, the final Pro Forma Combined amounts will differ from those set forth in the Pro Forma Condensed Combined Financial Statements.

               TRANSCRYPT INTERNATIONAL, INC. PRO FORMA CONDENSED
                     COMBINED BALANCE SHEET (1) (Unaudited)
                              As of June 30, 1997

                                 (in thousands)


                                                                                                     Transcrypt/
                                                                                                     EF Johnson
                                               Transcrypt        EF Johnson        Pro Forma          Pro Forma
                                              Historical(2)     Historical(2)     Adjustments         Combined
                                              -------------     -------------     -----------        -----------
ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                      $12,699           $     76       $   (436)(5)        $12,339
   Accounts receivable, net                         7,923              8,460           (461)(3)         15,922
   Inventory                                        2,718             11,173                            13,891
   Other current assets                               498              2,330           (723)(7)          2,105
                                              -------------     -------------     -----------        -----------
      TOTAL CURRENT ASSETS                         23,838             22,039         (1,620)            44,257

PROPERTY, PLANT & EQUIPMENT, NET                    6,222              6,233                            12,455

OTHER ASSETS:
   Intangible assets, net                               0              5,618                             5,618
   Goodwill                                             0                  0          1,342 (4)          1,342
   Deferred tax asset                               1,713                  0          9,863 (10)        11,576
   Other assets                                        78              2,243         (1,624)(7)            697
                                              -------------     -------------     -----------        -----------
      TOTAL OTHER ASSETS                            1,791              7,861          9,581             19,233
                                              -------------     -------------     -----------        -----------
                                                  $31,851            $36,133       $  7,961            $75,945
                                              -------------     -------------     -----------        -----------

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current maturities of long-term debt           $   159            $24,152       $(10,000)(12)       $14,311
   Accounts payable                                 1,193             10,061           (677)(7)         10,966
                                                                                       (461)(3)
                                                                                        850 (6)
   Technology and license purchase payable              0              3,552                             3,552
                                                                                      4,045 (8)
   Other current liabilities                        1,208              9,439         (1,387)(12)        13,305
                                              -------------     -------------     -----------        -----------
      TOTAL CURRENT LIABILITIES                     2,560             47,204         (7,630)            42,134

LONG-TERM DEBT AND LEASE OBLIGATIONS                2,850              1,706                             4,558

OTHER LIABILITIES:
   Other liabilities                                    0              1,062                             1,062
   Payable to related parties                           0              4,078         (4,078)(7)              0
                                              -------------     -------------     -----------        -----------
     TOTAL OTHER LIABILITIES                            0              5,140         (4,078)             1,062

SHAREHOLDERS' EQUITY:
   Series A preferred stock                             0             11,200        (11,200)(11)             0
   Class B preferred stock                              0             11,452        (11,452)(11)             0
   Common stock                                        93                 38              8 (11)           101
                                                                                        (38)(13)
   Paid in capital                                 27,368                828          9,992 (11)        37,360
                                                                                     12,652 (11)
                                                                                    (13,480)(13)
   Retained earnings                               (1,020)           (41,437)        (8,250)(9)        (9,270)
                                                                                      9,863 (10)
                                                                                      2,408 (7)
                                                                                     11,387 (12)
                                                                                     17,779 (13)
                                              -------------     -------------     -----------        -----------
TOTAL SHAREHOLDERS' EQUITY                         26,441            (17,919)        19,669             28,191
                                              -------------     -------------     -----------        -----------
                                                  $31,851            $36,133        $ 7,961            $75,945
                                              -------------     -------------     -----------        -----------


   See accompanying notes to the Pro Forma Condensed Combined Balance Sheet.

               TRANSCRYPT INTERNATIONAL, INC. PRO FORMA CONDENSED
                    COMBINED INCOME STATEMENT(1) (UNAUDITED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                      Transcrypt/
                                                                                                      EF Johnson
                                                      Transcrypt      EF Johnson        Pro Forma      Pro Forma
                                                     Historical(2)   Historical(2)     Adjustments     Combined
                                                     ------------    ------------      -----------    -----------
Revenues                                                $10,278         $28,223        $ (537)(14)      $37,964
Cost of sales                                             3,865          17,140          (537)(14)       20,468
                                                        -------         -------         ---------       -------
  Gross profit                                            6,413          11,083             0            17,496
Operating expenses:
  Research and development                                1,316           2,938                           4,254
  Selling, general and administrative                     3,003          11,215          (732)(16)       13,486
  Goodwill amortization                                       0               0           183 (17)          183
                                                        -------         -------         ---------       -------
    Total operating expenses                              4,319          14,153          (549)           17,923
                                                        -------         -------         ---------       -------
Income (loss) from operations                             2,094          (3,070)          549              (427)
Other income (expense):
  Interest, net                                             236          (2,282)          489 (15)       (1,557)
                                                        -------         -------         ---------       -------
Income (loss) before tax                                  2,330          (5,352)        1,038            (1,984)
Provision (benefit) for income taxes                        672               0        (1,347)(18)         (675)
                                                        -------         -------         ---------       -------
Net income (loss)                                       $ 1,658         $(5,352)       $2,385           $(1,309)
                                                        =======         =======         =========       =======
Number of common and common equivalent
  shares issued and outstanding                           9,596                           832 (19)       10,428
Income (loss) per share                                 $  0.17                                          ($0.13)
                                                        -------                                         -------



  See accompanying notes to the Pro Forma Condensed Combined Income Statement.

               TRANSCRYPT INTERNATIONAL, INC. PRO FORMA CONDENSED
                   COMBINED INCOME STATEMENT (1) (Unaudited)
                      For the Year Ended December 31, 1996

                     (In thousands, except per share data)


                                                                                                Transcrypt/
                                                                                                EF Johnson
                                                 Transcrypt      EF Johnson      Pro Forma       Pro Forma
                                                Historical(2)   Historical(2)   Adjustments      Combined
                                                -------------   -------------   -----------     -----------
Revenues                                           $13,776         $78,966         ($554)(14)     $92,188
Cost of sales                                        4,864          50,623          (554)(14)      54,933
                                                   -------        --------        ------         --------
  Gross profit                                       8,912          28,343             0           37,255

Operating expenses:
  Research and development                           2,234           8,401                         10,635
  Selling, general and administrative                3,516          29,201        (1,277)(16)      31,440
  Special compensation expense                       5,568               0                          5,568
  Nonrecurring items                                     0          13,521                         13,521
  Goodwill and other amortization                    1,002               0           367(17)        1,369
                                                   -------        --------        ------         --------
    Total operating expenses                        12,320          51,123          (910)          62,533
                                                   -------        --------        ------         --------

Loss from operations                                (3,408)        (22,780)          910          (25,278)

Other income (expense):
  Interest, net                                       (131)         (3,694)          997(15)       (2,828)
                                                   -------        --------        ------         --------

Loss before tax                                     (3,539)        (26,474)        1,907          (28,106)

Provision (benefit) for income taxes                (1,528)              0        (8,028)(18)      (9,556)
                                                   -------        --------        ------         --------

Net loss                                           ($2,011)       ($26,474)       $9,935         ($18,550)
                                                   -------        --------        ------         --------
Number of common and common equivalent
  shares issued and outstanding                      6,969                           832(19)        7,801

Loss per share                                      ($0.29)                                        ($2.38)
                                                   -------                                       --------



See accompanying notes to the Pro Forma Condensed Combined Income Statement.

               NOTES TO TRANSCRYPT INTERNATIONAL, INC. PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

1. The pro forma financial data do not give effect to any potential cost savings and synergies that could result from the Acquisition. The pro forma Condensed Combined Balance Sheet reflects the write-off of intangible assets consisting of in-process research and development ("R&D") projects of $8.25 million related to the Acquisition, the gain of $11.4 million from the forgiveness of debt, the gain of $2.41 million from the forgiveness of net payables due to the former common shareholders and the recording of net deferred tax assets of $9.86 million. The effect of these transactions have not been reflected in the accompanying Pro Forma Condensed Combined Income Statements as they are of a non-recurring nature. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the Acquisition been consummated at the dates indicated, nor necessarily indicative of future operating results or financial position.

2. These columns represent historical results of operations and financial position.

Condensed Combined Balance Sheet As of June 30, 1997:

3. To eliminate receivables and payables attributable to the intercompany transactions between Transcrypt and EFJ.

4. This adjustment reflects the excess of cost over net tangible assets acquired. For purposes of allocating the acquisition costs among the various assets acquired, Transcrypt has tentatively considered the carrying value of the acquired assets to approximate their fair value, with all of the excess of such acquisition costs being attributed to R&D in-process (research and development projects in-process) and goodwill. The following is a summary of the adjustment to goodwill and other intangibles:

Purchased R&D in-process                           $8,250,000
Write-off of purchased R&D in-process             $(8,250,000)
Goodwill                                           $1,342,000

Goodwill is being amortized over a 15 year life.

The determination of the purchase price is as follows:
        Issuance of common shares of Transcrypt    $10,000,000
        Cash                                           436,000
        Net assets acquired                         (9,094,000)
                                                   -----------
        Goodwill                                   $ 1,342,000

Operating losses of approximately $2.2 million and non-recurring items of approximately $2 million incurred by EFJ from the date of the pro forma financial statements until the acquisition date of July 31, 1997 will increase the ultimate amount of goodwill recorded by approximately $4.2 million.

5. To record the use of cash to purchase the EFJ common stock outstanding for $436,000.

6. Reflects liabilities incurred for transaction costs, such as investment advisory, legal and accounting fees, related to the Acquisition.

7. To eliminate the receivable and payable attributable to transactions between EFJ and the former common shareholders of EFJ, which are forgiven as part of the Acquisition, resulting in a gain on extinguishment of debt of $2.41 million.

8. To record a reserve for costs related to plans Transcrypt has formulated for the restructuring of EFJ's operations subsequent to the Acquisition, including severance and relocation costs.

9. Write-off of intangible assets consisting of in-process R&D projects of $8.25 million. (See Note 1.)

10. To record net deferred tax assets of EFJ that are deemed more likely than not to be realized.

11. Represents the issuance of 832,465 shares of Transcrypt Common Stock, valued at $10 million as of the Acquisition Date to purchase the EFJ preferred stock outstanding with a carrying value of $22.652 million.

12. To record forgiveness of $10 million of subordinated debt and related accrued interest payable of $1.39 million in accordance with the Acquisition Agreement.

13.  To eliminate the equity of EFJ.

Condensed Combined Income Statement for the Six Months Ended June 30, 1997 and for the Year Ended December 31, 1996:

14. To eliminate the revenues and corresponding costs attributable to the intercompany transactions between Transcrypt and EF Johnson.

15. To eliminate the interest expense attributable to the senior subordinated debt forgiven in accordance with the Acquisition Agreement.

16. To eliminate the management fees and expenses incurred by EFJ to its common shareholders.

17. To record amortization for the effect of the goodwill acquired in the Acquisition based upon the expected goodwill of approximately $5.5 million. (see Note 4).

18. To record the tax effect of the pro forma consolidated entity at the marginal tax rate of 34%.

19. Pro forma per share data are based on the number of Transcrypt common and common equivalent shares that would have been outstanding had the Acquisition occurred on the earliest date presented.